Exhibit 4.6

               1992 NONSTATUTORY STOCK OPTION PLAN OF

                    FOUNDATION HEALTH CORPORATION

                        Effective May 19,1992

     SECTION I.  ESTABLISHMENT AND PURPOSE

              The Plan is being established to offer selected employees of the Company an opportunity to acquire a proprietary interest in the success of FHC or to increase such interest, by exercising Options to purchase Shares of Stock. Options granted under the Plan are Nonstatutory Options.

     SECTION II.  DEFINITIONS

              A. "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

              B. "Code" shall mean the Internal Revenue Code of 1986, as amended.

              C. "Committee" shall mean a committee of the Board of Directors, as described in Section III(A).

              D. "Company" shall mean Associated Claims Management, Inc. of California, a California corporation.

              E. "Employee" shall mean any individual who is an employee of the Company or of designated Subsidiaries or affiliates of the Company; provided the term Employee shall not include any executive officer or director of FHC.

              F. "Exercise Price" shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified in the applicable Stock Option Agreement.

              G. "Fair Market Value" shall mean the market price of Stock, determined by the Committee as follows:

              (i) If the Stock was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date, or if such date is not a trading day, on the last trading day immediately preceding such date;

              (ii) If the Stock was traded over-the-counter on the date in question and was classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the NASDAQ system for such date, or if such date is not a trading day, on the last trading day immediately preceding such date;

              (iii) If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite-transactions report for such date, or if such date is not a trading day, on the last trading day immediately preceding such date; and

              (iv) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

              In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

              H. "FHC" shall mean Foundation Health Corporation, a Delaware corporation, and parent corporation of the Company.

              I. "Nonstatutory Option" shall mean a stock option not described in section 422(b) or 423(b) of the Code.

              J. "Option" shall mean a Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

              K. "Optionee" shall mean an individual who holds an Option.

              L.  "Plan" shall mean this 1992 Nonstatutory Stock
     Option Plan of Foundation Health Corporation as amended from time to time.

              M.  "Service" shall mean service as an Employee.

              N. "Share" shall mean one share of Stock, as adjusted in accordance with Section VIII (if applicable).

              O. "Stock" shall mean the Common Stock, $.01 par value per share, of FHC.

              P. "Stock Option Agreement" shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

              Q. "Subsidiary" shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50 percent of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

              R. "Total and Permanent Disability" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

     SECTION III.  ADMINISTRATION.

              A. Committee Membership. The Plan shall be administered by the Committee, which shall consist of two or more members of the Board of Directors. The members of the Committee shall be appointed by the Board of Directors. If no Committee has been appointed, the entire Board of Directors shall constitute the Committee.

              B. Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairperson.
     The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

              C. Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:

              1.  To interpret the Plan and to apply its provisions;

              2. To adopt, amend or rescind rules, procedures and forms relating to the Plan;

              3. To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

              4. To determine when Options are to be granted under the Plan;

              5.  To select the Optionees;

              6. To determine the number of Shares to be made subject to each Option;

              7. To prescribe the terms and conditions of each Option, including (without limitation) the Exercise Price, and to specify the provisions of the Stock Option Agreement relating to such Option;

              8. To amend any outstanding Stock Option Agreement, subject to applicable legal restrictions and to the consent of the Optionee who entered into such agreement;

              9. To prescribe the consideration for the grant of each Option under the Plan and to determine the sufficiency of such consideration; and

              10. To take any other actions deemed necessary or
                  advisable for the administration of the Plan.

     All decisions, interpretations and other actions of the Committee shall be final and binding on all Optionees and all persons deriving their rights from an Optionee. No member of the Committee shall be liable for any action that he or she has taken or has failed to take in good faith with respect to the Plan or any Option.

     SECTION IV.  ELIGIBILITY.

              Employees. Employees shall be eligible for designation as Optionees by the Committee.

     SECTION V.  STOCK SUBJECT TO PLAN.

              A. Basic Limitation. Shares offered under the Plan shall be authorized but unissued Shares or treasury Shares. The aggregate number of Shares which may be issued under the Plan upon exercise of Options shall not exceed 238,000 Shares, subject to adjustment pursuant to Section VIII. The number of Shares which are subject to Options outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. FHC, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

              B. Additional Shares. In the event that any outstanding Option for any reason expires or is canceled or otherwise terminated, the Shares allocable to the unexercised portion of such Option shall again be available for the purposes of the Plan. In the event that Shares issued under the Plan are acquired by FHC pursuant to a forfeiture provision, a right of repurchase or a right of first refusal, such Shares shall again be available for the purposes of the Plan.

     SECTION VI.  TERMS AND CONDITIONS OF OPTIONS.

              A.  Terms.

              1. Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

              2. Number of Shares. Each Stock Option Agreement shall specify the number of shares that are subject to the Option and,shall provide for the adjustment of such number in accordance with Section VIII.

              3. Exercise Price. Each Stock Option Agreement shall specify the Exercise Price which shall be 100 percent of the Fair Market Value of a Share on the date of grant. The Exercise Price shall be payable in a form described in Section VII.

              4.  Exercisability and Term.  Each Stock Option
     Agreement shall specify the date when all or any installment of the Option is to become exercisable. An Option shall become exercisable at least as rapidly as set forth in the following schedule:

                  Anniversary of       Percentage of
                   Date of Grant    Shares Exercisable

                       First              33-1/3%
                       Second             66-2/3%
                       Third                 100%

     Subject to the preceding sentence, the vesting of any Option shall be determined by the Committee at its sole discretion. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, Total and Permanent Disability or retirement, a change in control with respect to FHC or other events. The Stock Option Agreement shall also specify the term of the Option. The term shall not exceed 10 years from the date of grant. Subject to the preceding sentence, the Committee at its sole discretion shall determine when an Option is to expire.

              B. Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

              C. Nontransferability. No Option shall be transferable by the Optionee other than by will, by a beneficiary designation executed by the Optionee and delivered to the Company or by the laws of descent and distribution. An Option may be exercised during the lifetime of the Optionee only by him or her or by his or her guardian or legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

              D. Termination of Service (Except by Death). If an Optionee's Service terminates for any reason other than his or her death, then his or her Option(s) shall expire on the earliest of the following occasions:

              1. The expiration date determined pursuant to Subsection A(4) above;

              2. The date 90 days after the termination of his or her Service for any reason other than Total and Permanent Disability; or

              3. The date 12 months after the termination of his or her Service by reason of Total and Permanent
                  Disability.

     The Optionee may exercise all or part of his or her Option(s) at any time before the expiration of such Option(s) under the preceding sentence, but only to the extent that such Option(s) had become exercisable before his or her Service terminated or became exercisable as a result of the termination. The balance of such Option(s) shall lapse when the Optionee's Service terminates. In the event that the Optionee dies after the termination of his or her Service but before the expiration of his or her Option(s), all or part of such Option(s) may be exercised (prior to expiration) by the executors or administrators of the Optionee's estate or by any person who has acquired such Option(s) directly from him or her by bequest, beneficiary designation or inheritance, but only to the extent that such Option(s) had become exercisable before his or her Service terminated or became exercisable as a result of the termination.

              E. Leaves of Absence. For purposes of Subsection D above, Service shall be deemed to continue while the Optionee is on a military leave, sick leave or other bona fide leave of absence (as determined by the Committee) which has been approved by the Company in writing.

              F. Death of Optionee. If an Optionee dies while he or she is in Service, then his or her Option(s) shall expire on the earlier of the following dates:

              1. The expiration date determined pursuant to Subsection A(4) above; or

              2.  The date 12 months after his or her death.
     All or part of the Optionee's Option(s) may be exercised at any time before the expiration of such Option(s) under the preceding sentence by the executors or administrators of his or her estate or by any person who has acquired such Option(s) directly from him or her by bequest, beneficiary designation or inheritance, but only to the extent that such Option(s) had become exercisable before his or her death or became exercisable as a result of his or her death. The balance of such Option(s) shall lapse when the Optionee dies.

              G. No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder of FHC with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in
     Section VIII.

              H. Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

              I. Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.

     SECTION VII.  PAYMENT FOR SHARES.

              A. General Rule. The entire Exercise Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except that the Committee (at its sole discretion) may accept payment in one or more of the forms described below:

              1. Surrender of Stock. To the extent that this Subsection (1) is applicable, payment may be made all or in part with Shares which have already been owned by the optionee or his or her representative for more than twelve months and which are surrendered to FHC in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

              2.  Exercise/Sale.  To the extent that this Subsection
     (2) is applicable, payment may be made by the delivery (on a form prescribed by FHC) of an irrevocable direction to a securities broker approved by FHC to sell Shares and to deliver all or part of the sales proceeds to FHC in payment of all or part of the Exercise Price and any withholding taxes.

              3.  Exercise/Pledge.  To the extent that this Subsection
     (3) is applicable, payment may be made by the delivery (on a form prescribed by FHC) of an irrevocable direction to pledge Shares to a securities broker or lender approved by FHC, as security for loan and to deliver all or part of the loan proceeds to FHC in payment of all or part of the Exercise Price and any withholding taxes.

              4.  Promissory Note.  To the extent that this Subsection
     (4) is applicable, a portion of the Exercise Price of Shares issued under the Plan may be payable by a full-recourse promissory note, provided that (i) the par value of such Shares must be paid in lawful money of the United States of America at the time when such Shares are purchased, (ii) the Shares are security for payment of the principal amount of the promissory note and interest thereon, and (iii) the interest rate payable under the terms of the promissory note shall be no less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Committee (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any), and other provisions of such note.

     SECTION VIII.  ADJUSTMENT OF SHARES.

              A. General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization or a similar occurrence, the Committee shall make appropriate adjustments in one or more of (i) the number of Shares available for future grants under Section V, (ii) the number of Shares covered by each outstanding Option or (iii) the Exercise Price under each outstanding Option.

              B. Merger; Consolidation. In the event that FHC is a party to a merger or consolidation, outstanding Options shall be subject to the agreement of merger or consolidation. Such agreement may provide, without limitation, (i) for the assumption of outstanding Options by the surviving corporation or its parent, (ii) for their continuation by FHC, if FHC is a surviving corporation, (iii) for payment of a cash settlement equal to the difference between the amount to be paid for one Share under such agreement and the Exercise Price or (iv) for the acceleration of their exercisability followed by the cancellation of Options not exercised. In the case of Options that have been outstanding for less than 12 months, a cancellation need not be preceded by an acceleration.

              C.  Reservation of Rights.  Except as provided in this
     Section VIII, an Optionee shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class,
     (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issue by FHC of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of FHC or the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

     SECTION IX.  SECURITIES LAWS.

              Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which FHC's securities may then be listed.

     SECTION X.  NO RIGHTS TO SERVICE.

              No provision of the Plan, nor any Option granted under the Plan, shall be construed to give any person any right to become, to be treated as or to remain an Employee. FHC, the Company and subsidiaries and affiliates of the Company reserve the right to terminate any person's Service at any time and for any reason.

     SECTION XI.  DURATION AND AMENDMENTS.

              A. Term of the Plan. The Plan is effective as of __________, 1992. The Plan shall terminate automatically on
     __________, 2002 and may be terminated on any earlier date pursuant to Subsection B below.

              B. Right to Amend or Terminate the Plan. The Committee may amend, suspend or terminate the Plan at any time and for any reason except the consent of FHC shall be required to add shares available for the grant of options.

              C. Effect of Amendment or Termination. No Shares shall be issued under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination.
     The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

     SECTION XII.  EXECUTION.

              FHC has caused its authorized officer to execute this Plan as of May 19, 1992.

                                     FOUNDATION HEALTH CORPORATION

                                     By: /s/ Daniel D. Crowley


     1992 NONSTATUTORY STOCK OPTION PLAN OF FOUNDATION HEALTH CORPORATION:

                      NONSTATUTORY STOCK OPTION AGREEMENT

     Foundation Health Corporation, a Delaware corporation ("FHC"), hereby grants an option to purchase shares of its common stock to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment and in the 1992 Nonstatutory Stock Option Plan of Foundation Health Corporation (the "Plan").

     Date of Option Grant: _______________, 199_

     Name of Optionee: ________________________________________

     Optionee's Social Security Number: ____ - ___ - _____

     Number of Shares of FHC Common Stock Covered by Option: _________

     Exercise Price per Share: $________._____

     Vesting Start Date: _______________, 199__

     By signing this cover sheet, you agree to all of the terms and conditions described in the attachment and in the Plan.

     Optionee: __________________________________________________________
                                 Signature

     FHC: _______________________________________________________________
                                 Signature

                 Title:______________________________________

     Attachment


     1992 NONSTATUTORY STOCK OPTION PLAN OF FOUNDATION HEALTH CORPORATION:

                      NONSTATUTORY STOCK OPTION AGREEMENT

              Nonstatutory Stock Option. This option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code.

              Vesting. Your right to exercise this option shall accrue in installments as follows:

                  Anniversary of       Percentage of
                   Date of Grant    Shares Exercisable

                       First              33-1/3%
                       Second             66-2/3%
                       Third                 100%

              No additional shares become exercisable after your service has terminated for any reason.

              Term. Your option will expire in any event at the close of business on the day before the 10th anniversary of the Date of Grant, as shown on the cover sheet. (It will expire earlier if your service terminates, as described below.)

              Regular Termination. If your service as an employee of Associated Claims Management, Inc. of California (the "Company") (or any subsidiary or affiliate) terminates for any reason except death or total and permanent disability, then your option will expire at the close of business on the 90th day after your termination date. During such period you may exercise the vested portion of your option.

              The Company determines when your service terminates for this purpose.

              Death. If you die while an employee of the Company (or any subsidiary or affiliate), then your option vill expire at the close of business on the date twelve months after the date of death. During that twelve-month period, your estate or heirs may exercise the vested portion of your option.

              Disability. If your service as an employee of the Company (or any subsidiary or affiliate) terminates because of your total and permanent disability, then your option will expire at the close of business on the date twelve months after your termination date.

              "Total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

              Leaves of Absence. For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. But your service terminates when the approved leave ends, unless you immediately return to active work.

              The Company determines which leaves count for this purpose.

              Restrictions on Exercise. The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

              Notice of Exercise. When you wish to exercise this option, you must notify FHC by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by FHC.

              If someone else wants to exercise this option after your death, that person must prove to FHC's satisfaction that he or she is entitled to do so.

              Form of Payment. When you submit your notice of exercise, you must include payment of the exercise price for the shares you are purchasing. Payment may be made in one or a combination of two or more) of the following forms:

              1. Your personal check, a cashier's check or a money order.

              2. Irrevocable directions to a securities broker approved by FHC to sell your option shares and to deliver all or a portion of the sale proceeds to FHC in payment of the option price. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a "Notice of Exercise" form provided by FHC.

              3. Certificates for FHC stock that you have owned for at least twelve months, along with any forms needed to effect a transfer of the shares to FHC. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

              Withholding Taxes. You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding taxes that may be due as a result of the option exercise.

              Restrictions on Resale. By signing this Agreement, you agree not to sell any option shares at a time when applicable laws or FHC policies prohibit a sale. This restriction will apply as long as you are an employee of the Company (or any subsidiary or affiliate).

              Transfer of Option. Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will.

              Regardless of any marital property settlement agreement, FHC is not obligated to honor a notice of exercise from your former spouse, nor is FHC obligated to recognize your former spouse's interest in your option in any other way.

              Retention Rights. Your option or this Agreement do not give you the right to be retained by FHC, the Company (or any subsidiary or affiliate) in any capacity. FHC, the Company (and any subsidiary or affiliate) reserve the right to terminate your service at any time, with or without cause.

              Stockholder Rights. You, or your estate or heirs, have no rights as a stockholder of FHC until a certificate for your option shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

              Adjustments. In the event of a stock split, a stock dividend or a similar change in FHC stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

              Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of California.

              The Plan and Other Agreements. The text of the Plan is incorporated in this Agreement by reference.

              This Agreement and the Plan constitute the entire understanding between you and FHC regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

              By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.